Exhibit 8.1

[—], 2013

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

Re:	Office Depot/OfficeMax Merger

Ladies and Gentlemen:

We have acted as counsel to Office Depot, Inc., a Delaware corporation (“Office Depot”), in connection with the Agreement and Plan of Merger, dated as of February 20, 2013 (including the exhibits thereto, the “Merger Agreement”), by and among Office Depot, Dogwood Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Office Depot (“Dogwood Merger Corp”), Dogwood Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Office Depot (“Dogwood Merger LLC”), OfficeMax Incorporated, a Delaware corporation (“OfficeMax”), Mapleby Holdings Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of OfficeMax (“Mapleby HoldCo”), and Mapleby Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Mapleby HoldCo (“Mapleby Merger Corp”) pursuant to which (i) Mapleby Merger Corp will be merged with and into OfficeMax, with OfficeMax as the surviving corporation (“Merger 1”) and thereafter OfficeMax shall be converted into a Delaware limited liability company (such conversion, the “Conversion,” such company the “OfficeMax LLC,” and the Conversion together with Merger 1, the “HoldCo Reorganization”), and (ii) Dogwood Merger Corp shall be merged with and into Mapleby HoldCo, with Mapleby HoldCo surviving as a wholly-owned subsidiary of Office Depot (“Merger 2”) and thereafter Mapleby HoldCo shall be merged with and into Dogwood Merger LLC with Dogwood Merger LLC surviving as a limited liability company and a wholly-owned subsidiary of Office Depot (“Merger 3,” and together with Merger 2, the “OfficeMax-Office Depot Reorganization”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This

Office Depot	- 2 -	[—], 2013

opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-187807) (as amended, the “Registration Statement”) filed by Office Depot with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of Office Depot and OfficeMax delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the HoldCo Reorganization and the OfficeMax-Office Depot Reorganization will be effected in accordance with the Merger Agreement, (ii) the statements concerning the HoldCo Reorganization and the OfficeMax-Office Depot Reorganization set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Office Depot and OfficeMax in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Office Depot and Office Max or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that each of (i) Merger 1 and the Conversion, taken together, and (ii) Merger 2 and Merger 3, taken together, will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Office Depot	- 3 -	[—], 2013

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the HoldCo Reorganization or the OfficeMax-Office Depot Reorganization under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP